UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

January 9, 2024

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35877	46-1347456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place,

Suite 200

Annapolis, Maryland 21401

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (410) 571-9860

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HASI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On January 9, 2024, Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Company”), through its indirect subsidiaries HAT Holdings I LLC, a Maryland limited liability company (“HAT I”), and HAT Holdings II LLC, a Maryland limited liability company (“HAT II”, and together with HAT I, the “Issuers”) issued a preliminary offering memorandum in connection with the Issuers’ add-on offering of $100 million aggregate principal amount of 8.00% Green Senior Unsecured Notes due 2027 in which the following was set forth. References herein to “we,” “our,” “us” and “our company” refer to the Company, Hannon Armstrong Sustainable Infrastructure, L.P., and any of the Company’s other subsidiaries.

We have seven identified near-term investment opportunities in various stages ranging from negotiating term sheets and letters of intent to executed term sheets and letters of intent with an aggregate size of greater than $250 million and a weighted average anticipated yield of approximately 11% (collectively, the “Identified Projects”). More specifically, we have identified three such Behind-the-Meter (“BTM”) investments with a weighted average anticipated yield range of approximately 10.50% to 11.00%, one such Grid-Connected (“GC”) investment with a anticipated yield of approximately 11.00%, and three such Fuels, Transport, and Nature (“FTN”) investments with a weighted average anticipated yield range of approximately 10.50% to 12.00%.

As of September 30, 2023, on an “as adjusted” basis as described in the following sentence, our debt-to-equity ratio on an as adjusted basis is 2.0x. We calculate this amount as the sum of $4.5 billion of Total liabilities as of September 30, 2023, less $150.6 million of Other liabilities as of September 30, 2023, less a net $85.9 million reduction in balance under our unsecured revolving credit facility made between October 1, 2023 and December 31, 2023 and less a net $19.8 million reduction in balance under our commercial paper program made between October 1, 2023 and December 31, 2023, divided by the sum of Total stockholders’ equity of $2.1 billion as of September 30, 2023 plus net proceeds of $31.8 million from at-the-market equity sales after September 30, 2023 through January 5, 2024.

An “anticipated yield” represents the yield that we calculate when evaluating potential investments and is the rate at which we discount the estimated cash flows of such investments. In calculating anticipated yields, we make the same assumptions as those used in our calculation of underwritten yield as described under the heading “Portfolio Yield” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. The anticipated yield amounts shown are based on various assumptions and estimates based on our model. Assumptions and estimates may prove to be inaccurate and actual results may prove materially different and will vary between periods based on market conditions and other factors.

With respect to these investment opportunities, an assumed cost of debt of approximately 7% to 8% and leverage of approximately 2.0x, results in an anticipated return on equity of approximately 17% to 19%. There can, however, be no assurance with regard to any specific terms of such pipeline transactions, including our ability to close on and realize yields on our identified investment opportunities, or that any or all of the transactions in our pipeline will be completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Steven L. Chuslo
Executive Vice President and Chief Legal Officer

Date: January 9, 2024